EXHIBIT (8)(K). ADMINISTRATIVE SERVICES AGREEMENT BETWEEN UNITED OF OMAHA LIFE
                INSURANCE COMPANY AND SECURITY BENEFIT LIFE INSURANCE COMPANY.

                        ADMINISTRATIVE SERVICES AGREEMENT

                                 BY AND BETWEEN

                     UNITED OF OMAHA LIFE INSURANCE COMPANY

                                       AND

                     SECURITY BENEFIT LIFE INSURANCE COMPANY

                                      DATED

                                 APRIL 20, 2004


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
                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS.....................................................    1
   1.01    Definitions....................................................    1

ARTICLE II TERM...........................................................    1
   2.01    Term...........................................................    1

ARTICLE III SERVICES; STANDARDS; AUTHORITY................................    2
   3.01    Company Services and Service Commencement Date.................    2
   3.02    Service Provider Services......................................    2
   3.03    Service Standards..............................................    2
   3.04    Authority......................................................    2
   3.05    Agreements Regarding Use of the Company's Name.................    3
   3.06    Legally Required Company Actions...............................    5
   3.07    Responsibilities of the Service Provider.......................    6

ARTICLE IV COMPENSATION...................................................    6
   4.01    Service Provider...............................................    6
   4.02    Company........................................................    6

ARTICLE V PERSONNEL, FACILITIES, AND COSTS................................    6
   5.01    Personnel......................................................    6
   5.02    Facilities.....................................................    7
   5.03    Systems........................................................    7
   5.04    Costs..........................................................    7

ARTICLE VI COMPLIANCE WITH APPLICABLE LAWS................................    8
   6.01    Legal and Tax Compliance.......................................    8
   6.02    Licensing......................................................    8
   6.03    Supervision....................................................    8

ARTICLE VII MAINTENANCE OF RECORDS........................................    9
   7.01    Maintenance....................................................    9
   7.02    Availability and Access........................................    9

ARTICLE VIII POWER OF ATTORNEY............................................   10
   8.01    General........................................................   10
   8.02    Appointment....................................................   10

ARTICLE IX TERMINATION....................................................   11
   9.01    Termination....................................................   11
   9.02    Effect of Termination..........................................   12

ARTICLE X INDEMNIFICATION.................................................   13
   10.01   Indemnification by the Company.................................   13
   10.02   Indemnification by the Service Provider........................   13
   10.03   Procedure for Indemnification..................................   13

ARTICLE XI TRANSFER OF RECORDS............................................   13
   11.01   Transfer ......................................................   13
   11.02   Company's Access...............................................   13

ARTICLE XII NOTIFICATION..................................................   13
   12.01   Company's Obligations..........................................   13
   12.02   Service Provider's Obligations.................................   14

ARTICLE XIII ALTERNATIVE DISPUTE RESOLUTION...............................   14
   13.01   Arbitration....................................................   14

ARTICLE XIV MISCELLANEOUS.................................................   14
   14.01   Notice.........................................................   15
   14.02   Expenses.......................................................   15
   14.03   Governing Law..................................................   15
   14.04   Entire Agreement...............................................   15
   14.05   No Assignment; Binding Effect..................................   15
   14.06   Amendment; Waiver..............................................   15
   14.07   Relationship of Parties........................................   16
   14.08   Jurisdiction...................................................   16
   14.09   Headings.......................................................   16
   14.10   Severability...................................................   16
   14.11   Counterparts...................................................   16
   14.12   No Third Party Beneficiary.....................................   17
   14.13   Good Faith; Errors And Oversights..............................   17
   14.14   Force Majeure..................................................   17

                        ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement") is made as of this 20th day of April, 2004 by and between United of Omaha Life Insurance Company, a Nebraska insurance company (the "Company"), and Security Benefit Life Insurance Company, a Kansas insurance company (the "Service Provider").

                            INTRODUCTORY STATEMENTS:

The Company and the Service Provider have entered into that certain Purchase Agreement, dated as of February 10, 2004 (the "Purchase Agreement"), which agreement calls for, among other things, the provision of administrative services described in this Agreement;

The Company and the Service Provider have entered into a Coinsurance Agreement, pursuant to which the Company shall cede to the Service Provider, on a 100% coinsurance or modified coinsurance basis (as indicated therein), the Company's rights, liabilities, and obligations in respect of the variable life insurance products and variable annuity contracts identified in the Coinsurance Agreement (the "Policies");

In connection with the Coinsurance Agreement the parties hereto desire that the Service Provider perform all services required for complete support and administration of the Policies on behalf of the Company in accordance with the terms and subject to the conditions of this Agreement.

                                   DEFINITIONS

     Definitions. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED HEREIN SHALL HAVE THE MEANING ASSIGNED TO THEM IN THE COINSURANCE AGREEMENT.

                                      TERM

     Term. THIS AGREEMENT SHALL BE EFFECTIVE AS OF THE DATE HEREOF, AND SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL TERMINATED IN ACCORDANCE WITH ARTICLE IX BELOW.

                         SERVICES; STANDARDS; AUTHORITY

     Company Services and Service Commencement Date. DURING THE PERIOD (THE "INTERIM SERVICE PERIOD") FROM THE DATE HEREOF TO THE DATE ON WHICH THE SERVICE PROVIDER BEGINS TO PROVIDE ADMINISTRATIVE SERVICES AS DESCRIBED HEREIN, WHICH DATE SHALL BE NOT LATER THAN SIX MONTHS FROM THE DATE OF THIS AGREEMENT (THE "SERVICE COMMENCEMENT DATE"), THE COMPANY SHALL CONTINUE TO PROVIDE ALL SERVICES REQUIRED FOR COMPLETE SUPPORT AND ADMINISTRATION OF ALL POLICIES, INCLUDING WITHOUT LIMITATION THE SERVICES SET FORTH ON EXHIBIT A HERETO (THE "SERVICES").

     Service Provider Services. DURING THE PERIOD FROM AND AFTER THE SERVICE COMMENCEMENT DATE, THE SERVICE PROVIDER SHALL PROVIDE THE SERVICES TO THE COMPANY. UNLESS SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, AND EXCEPT FOR THE LEGALLY REQUIRED COMPANY ACTIONS, AS BETWEEN THE PARTIES, THE COMPANY SHALL NOT BE OBLIGATED TO PROVIDE ANY SERVICES RELATING TO THE POLICIES AFTER THE SERVICE COMMENCEMENT DATE.

     Service Standards.

     During the Interim Service Period, the Company shall provide the Services
(i) in accordance with all Applicable Laws and insurance department requirements, (ii) in a manner consistent with its current practices in providing the Services, and (iii) as the parties may agree in writing from time to time.

     Following the Service Commencement Date, the Service Provider shall perform the Services (i) at a level of accuracy and responsiveness not less favorable than the practices of the Service Provider in administering products comparable to the Policies issued by it or serviced by it for other companies during the term of this Agreement, (ii) in accordance with all Applicable Laws and insurance department requirements, (iii) in a manner consistent with prevailing industry standards, (iv) as set forth on Exhibit A and (v) as the parties may agree in writing from time to time.

     Authority.

     Following the Service Commencement Date, the Service Provider shall perform the Services in the name and on behalf of the Company only as provided in this Agreement or as directed by the Company in writing. The Service Provider shall not have authority to issue new insurance policies or annuity contracts in the name of the Company. Except as specifically set forth in this Agreement or authorized by the Company in writing, the Service Provider shall not have authority to enter into any agreements on the Company's behalf. None of the terms or provisions of this Agreement shall prohibit the Service Provider or any of its Affiliates from conducting business of whatever nature in their own names and on behalf of any person or entity other than the Company. The Company shall take all actions necessary prior to the Service

Commencement Date to ensure that the Service Provider has the authority to accept funds on behalf of the Company and to disburse funds from bank accounts on the Company's draft or check stock for the purpose of carrying out the Service Provider's responsibilities under this Agreement. The Company shall, upon the request of the Service Provider, take all actions necessary to execute amendments, in form and substance reasonably acceptable to the Company, to the Policies prepared from time to time by the Service Provider to conform such policies to the extent required by any change in law.

     Service Provider shall give written notice to policyholders of the identity of Service Provider and the relationship between Service Provider and the Company. The notice must be approved by the Company before distribution, which approval shall not be unreasonably withheld or delayed. Following the Service Commencement Date, Service Provider shall promptly adjudicate claims under the Policies (except claims relating to the Life Insurance Contracts, which shall be administered by the Company).

     Agreements Regarding Use of the Company's Name and Marks. EXCEPT AS PROVIDED HEREIN, THE SERVICE PROVIDER SHALL NOT USE THE NAME, LOGO OR OTHER SERVICE OR TRADE NAMES, MARKS OR DOMAIN NAMES OF THE COMPANY OR ITS AFFILIATES, WHETHER OR NOT USED IN THE BUSINESS (COLLECTIVELY, THE "COMPANY NAMES AND MARKS"), IN ANY WAY OR MANNER NOT SPECIFICALLY AUTHORIZED IN WRITING BY THE COMPANY. SUBJECT TO THE FOREGOING GENERAL LIMITATION, THE COMPANY AND THE SERVICE PROVIDER AGREE AS FOLLOWS:

     The Company hereby grants to the Service Provider and the Service Provider hereby accepts a non-exclusive, non-transferable (other than as provided in subsection (f) in connection with the delegation of Services), worldwide royalty-free license to use the Company Names and Marks that are used in connection with the Business (the "Licensed Names and Marks") in connection with the Services rendered by the Service Provider under this Agreement, subject to the terms and conditions set forth in this Agreement. The Parties agree that in the course of rendering the Services, the Service Provider may reasonably determine that there is a technical or administrative need to register domain names that include the Licensed Names and Marks, including in conjunction with other names or marks designated by the Service Provider. The Service Provider shall obtain the Company's consent prior to registration of any domain names that include the Licensed Names and Marks, which consent shall not be unreasonably withheld. The Service Provider shall use the Licensed Names and Marks in such a way as not to confuse third parties but to put them on notice that the Service Provider is the provider and source of the Services. No right is granted hereunder for the use of the Licensed Names and Marks (or any of the Company Names and Marks) in connection with any services other than the Services. If the Company decides to discontinue any of the Licensed Names and Marks or create any new Licensed Names and Marks ("New Mark") it shall provide written notice to the Service Provider at least six months in advance so that the Service Provider can phase out the discontinued Licensed Name and Mark or phase in the New

Mark in an orderly fashion. Any New Mark shall, upon the Company's notice, be deemed a Licensed Name and Mark hereunder.

     Without limiting the generality of the foregoing subsection (a), the Company hereby further grants, and the Service Provider hereby accepts a non-exclusive, non-transferable (other than as provided in subsection (f) in connection with the delegation of Services), worldwide royalty-free right and license to use the Licensed Names and Marks as part of any Uniform Resource Locators ("URLs") (excluding the domain name portion of such URLs other than as provided in subsection (a)) used in connection with the Services rendered by the Service Provider under this Agreement, subject to the terms and conditions set forth in this Agreement.

     The Company shall have the right to control the form and manner in which the Licensed Names and Marks are used by the Service Provider upon or in connection with the Internet, advertisements, brochures, audio or visual presentations, or any other materials used in the performance of Service Provider's Services under this Agreement. The Service Provider agrees to use the Licensed Names and Marks in accordance with such quality standards as may reasonably be set by the Company and communicated to the Service Provider from time to time or as may be agreed to by the Company and the Service Provider from time to time, provided, that the Company acknowledges that it is aware of the quality standards currently maintained by the Service Provider, such quality standards are acceptable to the Company, and the Company covenants not to unreasonably withhold agreement to revisions thereof. Upon the Company's request from time to time, the Service Provider shall provide to the Company representative samples of its uses of the Licensed Names and Marks. In the event the Company notifies the Service Provider of its failure to maintain appropriate quality standards with respect to its uses of the Licensed Names and Marks, the Service Provider shall use reasonably diligent efforts to cure the cause of such failure.

     The rights and license granted in this Section 3.05 shall continue in effect until such time as this Agreement is terminated pursuant to Article IX. Upon the termination of this Agreement, the Service Provider shall discontinue all use of the Licensed Names and Marks in accordance with applicable Law (but in no event will such use extend beyond 60 days after termination) and shall not thereafter use any names or marks that are confusingly similar to the Licensed Names and Marks. Following any such notice of termination, the Company and the Service Provider shall cooperate to take all action reasonably necessary to effect such discontinuance including, but not limited to, notifying policyholders, producers, suppliers, service providers, regulatory agencies, and other relevant Persons of the discontinuance. Upon termination, except as provided in this Section 3.05(d), all of Service Provider's rights to the Licensed Names and Marks shall revert to and continue to reside with and be owned exclusively by the Company.

     The Company represents and warrants that it owns the Licensed Names and Marks and has the right to grant the rights and license granted herein. The rights and license granted herein will not conflict with the rights of any third party and the use of the Licensed Names and Marks in connection with the Services as licensed hereunder will not infringe or violate the rights of any third party.

     None of the rights licensed to the Service Provider under this Section 3.05 may be assigned, sublicensed or otherwise transferred by the Service Provider, nor shall such rights inure to the benefit of any trustee in bankruptcy, receiver or successor of the Service Provider, whether by operation of law or otherwise without the prior written consent of the Company, and any assignment, sublicense or other transfer without such consent shall be null and void.

     Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of this Section 3.05 by the Service Provider or any of its Affiliates, the Service Provider acknowledges and agrees that other remedies cannot fully compensate the Company for such a violation by the Service Provider or such Affiliates and that the Company shall be entitled to injunctive relief or other equitable remedies to prevent the violation or continuing violation thereof.

     3.06 LEGALLY REQUIRED COMPANY ACTIONS. With regard to any actions the Company is required by Applicable Law or Governmental Entities to take without the Service Provider acting on its behalf, including, without limitation, filings with insurance regulators, other Governmental Entities and guaranty associations and filings and premium and other Tax returns with taxing authorities, which, in each case, relate to the Policies (the "Legally Required Company Actions"), the Service Provider will, not less than thirty (30) calendar days (or if such time frame is not feasible, then that number of days which is reasonably feasible) prior to the date on which such filings are required, provide to the Company all information with respect to the Policies that may be required for the Company to prepare such filings and Tax returns in a timely fashion. However, all such information necessary for the preparation of any federal or state income Tax return will be provided by April 30th following the end of the taxable year. In addition, the Service Provider will be responsible for complying with all applicable reporting, withholding and disclosure requirements under the Code and state and local Tax laws with respect to the Policies, and the Company will cooperate with the Service Provider to the extent necessary to allow the Service Provider to fulfill its responsibilities.

     3.07 RESPONSIBILITIES OF THE SERVICE PROVIDER. Except (i) as otherwise provided by this Agreement; and (ii) with respect to any Legally Required Company Actions, the Service Provider, on behalf of the Company, shall be responsible for filings with all state insurance departments and any other Governmental Entities (including, but not limited to, filings of policy forms, riders and amendments), compliance with all regulatory requirements and the taking of all required actions with respect to Governmental Entities relating to the Policies. Nevertheless, if the Company or the Service Provider receive notice of, or otherwise become aware of, any inquiry, investigation, examination, audit or proceeding by Governmental Entities relating to the Policies, the Company or the Service Provider, as applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith to resolve such matter in a mutually satisfactory manner and shall act reasonably in light of the parties' respective interests in the matter at issue. Notwithstanding the immediately preceding sentence, neither the

Service Provider nor the Company shall be relieved or discharged from any liability or obligation that it has incurred or assumed in connection with such matter under the terms of this Agreement or the Coinsurance Agreement.

                                  COMPENSATION

     Service Provider. THE SERVICE PROVIDER SHALL PROVIDE THE SERVICES IN CONSIDERATION OF THE EXECUTION AND DELIVERY BY THE COMPANY OF THE PURCHASE AGREEMENT AND THE COINSURANCE AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, AND THE SERVICE PROVIDER SHALL NEITHER IMPOSE ON THE COMPANY NOR OTHERWISE BE ENTITLED TO RECEIVE ANY ADDITIONAL OR SEPARATE CONSIDERATION FOR THE PROVISION OF SERVICES IN ACCORDANCE WITH THIS AGREEMENT.

     Company. DURING THE INTERIM SERVICE PERIOD, THE SERVICE PROVIDER WILL COMPENSATE THE COMPANY FOR PROVIDING THE SERVICES IN ACCORDANCE WITH EXHIBIT B HEREOF.

                        PERSONNEL, FACILITIES, AND COSTS

     Personnel

     During the Interim Service Period, the Company shall furnish all personnel necessary to provide the Services.

     Following the Service Commencement Date, the Service Provider shall furnish all personnel necessary to provide the Services.

     Facilities.

     During the Interim Service Period, the Services shall be performed by the Company using furniture, fixtures, and equipment (including computer hardware) owned or leased by the Company.

     Following the Service Commencement Date, the Services shall be performed by Service Provider using furniture, fixtures, and equipment (including computer hardware) owned or leased by the Service Provider (collectively, the "Facilities"). All Facilities owned by Service Provider shall remain the property of Service Provider, and the Company acknowledges and agrees that it shall not have any right, title, or interest in or to the Facilities.

     Systems.

     During the Interim Service Period, the Company shall furnish all Systems (as hereinafter defined) that are necessary for the Company to provide the Services.

     Following the Service Commencement Date, the Service Provider shall furnish all Systems (as hereinafter defined) that are necessary for the Service Provider to provide the Services.

     As used in this Section 5.03, the term "Systems" shall mean all computer programs and programming aids (together with supporting documentation), including without limitation input and output formats, program listings, systems flow charts, narrative descriptions, operating instructions, and the tangible media upon which such programs are recorded. All Systems owned by Service Provider shall remain the property of Service Provider, and the Company acknowledges and agrees that it shall not have any right, title, or interest in or to the Systems.

     Costs.

     During the Interim Service Period, the Company shall pay all personnel and other costs and expenses to provide the Services (including without limitation all applicable filing and similar fees).

     Following the Service Commencement Date, the Service Provider shall pay all personnel and other costs and expenses to provide the Services (including without limitation all applicable filing and similar fees).

                         COMPLIANCE WITH APPLICABLE LAWS

     Legal and Tax Compliance. EACH OF THE PARTIES HERETO AGREES TO COMPLY WITH ALL APPLICABLE LAWS AS THEY APPLY TO THE PERFORMANCE OF SUCH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SUCH COMPLIANCE WILL INCLUDE MAINTAINING COMPLIANCE OF THE POLICIES WITH ALL REQUIREMENTS OF THE CODE, PROVIDED THAT THE SERVICE PROVIDER SHALL NOT BE LIABLE WITH RESPECT TO ANY FAILURE TO MAINTAIN COMPLIANCE WITH THE REQUIREMENTS OF THE INTERNAL REVENUE CODE TO THE EXTENT THAT (A) ABSENT A CHANGE OF LAW, SUCH FAILURE IS ATTRIBUTABLE TO THE USE OF CONTRACT FORMS OR OF PRACTICES AND PROCEDURES THAT WERE USED BY THE COMPANY PRIOR TO THE SERVICE COMMENCEMENT DATE,
(B) SUCH FAILURE IS ATTRIBUTABLE TO THE SERVICE PROVIDER'S USE OF TAX INFORMATION INCLUDED IN THE TRANSFERRED RECORDS (AS DEFINED IN SECTION 11.01 BELOW), OR (C) SUCH FAILURE OTHERWISE ARISES FROM ANY ACT OR OMISSION OF THE COMPANY.

     Licensing.

     The Company hereby covenants to the Service Provider that as of the Closing Date, the Company will have all licenses, qualifications, and other authorizations necessary to provide the Services. During the Interim Service Period, the Company shall maintain in full force and effect all licenses, qualifications, and other authorizations necessary under Applicable Law to provide the Services. The Company agrees to provide the Service Provider with copies of any such documents upon request.

     The Service Provider hereby covenants to the Company that as of the Service Commencement Date, the Service Provider will have all licenses, qualifications, and other authorizations necessary to provide the Services to or on behalf of the Company. Following the Service Commencement Date, the Service Provider shall maintain in full force and effect all licenses, qualifications, and other authorizations necessary under Applicable Law to provide the Services to or on behalf of the Company. The Service Provider agrees to provide the Company with copies of any such documents upon request.

     Supervision. THE SERVICE PROVIDER ACKNOWLEDGES THAT THE BOARD OF DIRECTORS OF THE COMPANY IS VESTED WITH THE POWER, AUTHORITY AND RESPONSIBILITY FOR MANAGING THE BUSINESS AND AFFAIRS OF THE COMPANY, INCLUDING ADMINISTRATIVE SERVICES. THE SERVICE PROVIDER ACKNOWLEDGES THAT ANY AND ALL ACTIONS OR SERVICES, WHETHER SUPERVISORY OR MINISTERIAL, TAKEN OR PROVIDED PURSUANT TO THIS AGREEMENT BY THE SERVICE PROVIDER SHALL BE SUBJECT TO THE CONTINUOUS SUPERVISION OF THE BOARD OF DIRECTORS OF THE COMPANY AND, TO THE EXTENT DESIGNATED BY SUCH BOARD OF DIRECTORS, THE APPROPRIATE DESIGNATED OFFICERS OF THE COMPANY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IN THE EVENT THAT ANY DENIAL OF A CLAIM UNDER ANY REINSURED POLICY BY THE SERVICE PROVIDER APPEARS REASONABLY LIKELY TO RESULT IN THE TAKING OF ANY ACTION ADVERSE TO THE COMPANY BY ANY REGULATORY AUTHORITY, THE SERVICE PROVIDER SHALL SUBMIT TO THE COMPANY ALL INFORMATION RELEVANT TO THE DENIAL OF SUCH CLAIM AND SERVICE PROVIDER AND THE COMPANY SHALL THEREAFTER COOPERATE IN GOOD FAITH AND USE THEIR RESPECTIVE COMMERCIALLY REASONABLE EFFORTS TO DETERMINE WHETHER SUCH CLAIM OR ANY PORTION THEREOF SHOULD BE PAID OR AMOUNT OFFERED IN SETTLEMENT OF SUCH CLAIM. SERVICE PROVIDER SHALL INDEMNIFY, DEFEND AND HOLD THE COMPANY HARMLESS AGAINST ANY LOSSES ASSERTED AGAINST, IMPOSED UPON OR INCURRED BY THE

COMPANY AS A RESULT OF THE SERVICE PROVIDER'S DENIAL OF A CLAIM UNDER A REINSURED POLICY, WHICH DENIAL WAS RECOMMENDED BY THE SERVICE PROVIDER UNDER THIS SECTION 6.03 AND AGREED TO OR ACQUIESCED IN BY THE COMPANY UNDER THIS
SECTION 6.03; PROVIDED THAT THIS SECTION 6.03 SHALL NOT APPLY TO CLAIMS UNDER THE LIFE INSURANCE CONTRACTS, WHICH SHALL BE ADMINISTERED BY THE COMPANY.

                             MAINTENANCE OF RECORDS

     Maintenance.

     During the Interim Service Period, the Company agrees to (a) maintain the Books and Records at its principal administrative office and (b) preserve the Books and Records for such period as may be required by Applicable Law, except to the extent transferred under the Purchase Agreement or the Coinsurance Agreement. The Company shall maintain such Books and Records as are not transferred under the Purchase Agreement or the Coinsurance Agreement (the "Retained Records") at the Company's expense and in accordance with prudent standards of insurance recordkeeping and all Applicable Law.

     Following the Service Commencement Date, the Service Provider agrees to (a) maintain a true and complete set of books and records relating to all transactions under this Agreement (the "Service Provider Books and Records") at its principal administrative office and (b) preserve such Service Provider Books and Records for the term of this Agreement plus five years thereafter (or such longer period as may be required by Applicable Law). The Service Provider shall maintain such Service Provider Books and Records and the Transferred Records (as defined in Section 11.01 below) at the Service Provider's expense and in accordance with prudent standards of insurance recordkeeping and all Applicable Laws.

     Availability and Access.

     Prior to the Service Commencement Date, the Books and Records shall be available (at their place of keeping) for inspection, examination, and audit by the Service Provider and its representatives at all reasonable times. Prior to the Service Commencement Date, the Company shall provide to Service Provider and its representatives, without cost to Service Provider, access, upon reasonable notice and during normal business hours, to the Business Employees and other employees of the Company and its Affiliates who shall provide reasonable assistance to Service Provider and its representatives as to any matter with respect to the Books and Records, the transfer of the Books and Records to the Service Provider, and the transition of the Services from the Company to the Service Provider.

     Following the Service Commencement Date, the Service Provider Books and Records shall be available (at their place of keeping) for inspection, examination, and audit by the Company and state and federal regulatory authorities (in each case together with their respective representatives) at all reasonable times. Following the Service Commencement Date, the Service Provider shall furnish to the Company (i) at the Service Provider's expense, copies of any Service Provider Books and Records relating to the transactions under this Agreement as may be reasonably required by the Company in connection with the preparation of the Company's financial statements, state and federal income and other Tax returns, and any other filings or reports required to be filed with, or requested by, state or federal regulatory authorities or any rating agencies and (ii) at the Company's expense, copies of any such Service Provider Books and Records for any other reason, provided, however, that Service Provider's obligations with respect to any such Service Provider Books and Records that are kept in machine readable format (including but not limited to data bases) in Service Provider's custody shall be limited to providing a machine readable file, current as of the date provided in accordance with Service Provider's customary practices, prepared for reading and manipulation using the application, operating system, machine language, data field format, and field content of the file in which such data resides as of the date requested (a file conversion process commonly referred to as a "flat file").

                                POWER OF ATTORNEY

     General. EFFECTIVE AS OF THE SERVICE COMMENCEMENT DATE, THE COMPANY GRANTS TO THE SERVICE PROVIDER AUTHORITY IN ALL MATTERS RELATING TO ADMINISTRATION OF THE POLICIES TO THE EXTENT SUCH AUTHORITY (A) MAY BE GRANTED PURSUANT TO APPLICABLE LAW AND (B) IS REASONABLY NECESSARY FOR THE SERVICE PROVIDER TO PROVIDE THE SERVICES HEREUNDER (INCLUDING, WITHOUT LIMITATION, TO MAKE FILINGS REQUIRED BY APPLICABLE LAW).

     Appointment. IN ORDER TO ASSIST AND TO MORE FULLY EVIDENCE THE AUTHORITY DESCRIBED IN SECTION 8.01, EFFECTIVE AS OF THE SERVICE COMMENCEMENT DATE, THE COMPANY HEREBY NOMINATES, CONSTITUTES, AND APPOINTS THE SERVICE PROVIDER AS ITS ATTORNEY-IN-FACT WITH RESPECT TO THE RIGHTS, DUTIES, PRIVILEGES, AND OBLIGATIONS OF THE COMPANY IN, TO AND UNDER THE POLICIES, WITH FULL POWER AND AUTHORITY TO ACT IN THE NAME, PLACE, AND STEAD OF THE COMPANY WITH RESPECT TO THE POLICIES, INCLUDING, WITHOUT LIMITATION, THE POWER, WITHOUT RESERVATION, TO PROVIDE ALL SERVICES TO ALL POLICIES, TO ADJUST, TO DEFEND, TO SETTLE, AND TO PAY ALL CLAIMS AND BENEFITS, EXCEPT CLAIMS RELATING TO THE LIFE INSURANCE CONTRACTS WHICH WILL BE ADMINISTERED BY THE COMPANY, TO ADMINISTER THE SEPARATE ACCOUNTS HEREUNDER, AND TO TAKE SUCH OTHER AND FURTHER ACTIONS AS MAY BE REASONABLY NECESSARY TO EFFECT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE COINSURANCE AGREEMENT, DURING THE TERM OF THIS AGREEMENT AND UNTIL ITS TERMINATION IN ACCORDANCE WITH ARTICLE IX BELOW. THE COMPANY WILL, WHEN AND AS REQUESTED BY THE SERVICE PROVIDER, EXECUTE AND PROVIDE TO SERVICE PROVIDER WRITTEN POWERS OF ATTORNEY (IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY) OR OTHER DOCUMENTS THAT ARE NECESSARY OR APPROPRIATE TO CARRY OUT THE OBJECTIVES OF THIS
ARTICLE VIII.

                                   TERMINATION

     Termination. THE COMPANY MAY TERMINATE THIS AGREEMENT IMMEDIATELY, BY DELIVERY OF WRITTEN NOTICE TO THE SERVICE PROVIDER, UPON THE OCCURRENCE OF ANY OF THE FOLLOWING EVENTS:

     The Service Provider, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, state or foreign law for the relief of debtors, including without limitation any state insolvency or rehabilitation statutes (collectively, "Bankruptcy Laws"):

          commences a voluntary case or proceeding;

          consents to the entry of an order for relief against it in an involuntary case or proceeding;

          consents to the appointment of a custodian of it or for all or for a substantial part of its property;

          makes a general assignment for the benefit of its creditors; or

          fails to contest any involuntary case or proceeding filed against it within the time period fixed by any applicable rules, and any extensions granted by the court where such involuntary case or proceeding is pending;

     A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

          is for relief against the Service Provider in an involuntary case or proceeding;

          appoints a custodian of the Service Provider or a custodian for all or for a substantial part of the property of the Service Provider; or

          orders the liquidation of the Service Provider;

     (c) Failure by the Service Provider to comply with any material provision of this Agreement, which failure has not been corrected within 60 days after written notice thereof is delivered to the Service Provider by the Company; or

     Recapture of the Policies by the Company pursuant to Section 9.01 of the Coinsurance Agreement.

     Effect of Termination.

     Upon termination of this Agreement, (i) no party hereto shall be relieved of any liability for any breach of any provision of this Agreement, (ii) any amounts owing hereunder by either party hereto to the other party hereto shall be immediately due and payable (pro-rated for any partial periods), and (iii) all rights and obligations hereunder will terminate except that the provisions of Articles VII, X and XIII, and this Section 9.02, Section 14.02 and Section
14.03 shall survive the termination of this Agreement.

     Following any termination of this Agreement, the Service Provider shall cooperate fully with the Company in effecting the prompt transfer of the Services, the bank accounts and lockboxes maintained by the Service Provider hereunder and all Service Provider Books and Records maintained by the Service Provider (or, where appropriate, copies thereof) to the Company or the Company's designee, so that the Company or its designee will be able to perform the Services without interruption following any such termination. Cooperation of the Service Provider shall include the provision of its personnel and access to its systems for purposes of assisting in the conversion and transfer of data and information (in customary electronic format) to a replacement Service Provider. In this regard, the Service Provider shall work with the replacement Service Provider to promptly formulate a transition plan, including assistance with respect to data format and data conversion, data interface and methods of transferring responsibility for the Services with as little interruption in service as possible.

     Service Provider shall reimburse the Company for any reasonable out-of-pocket cost arising as a result of such termination, including, without limitation, (i) the cost of transitioning the Services to a substitute provider or the Company, and (ii) except in the case of recapture of the Policies, any reasonable fees paid to any such substitute provider and (B) to the extent not duplicative of services provided by a substitute provider, costs incurred by the Company with respect to the Services after termination of this Agreement.

                                 INDEMNIFICATION

     Indemnification by the Company. THE COMPANY SHALL INDEMNIFY AND HOLD HARMLESS THE SERVICE PROVIDER AND ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES AND ASSIGNS FROM AND AGAINST ALL CLAIMS, LOSSES, LIABILITIES, DAMAGES, DEFICIENCIES, COSTS OR EXPENSES, PENALTIES AND REASONABLE OUTSIDE ATTORNEYS' FEES AND DISBURSEMENTS (COLLECTIVELY, "LOSSES," AND INDIVIDUALLY A "LOSS"), ASSERTED AGAINST, IMPOSED UPON OR INCURRED BY THEM, DIRECTLY OR INDIRECTLY, BY REASON OF OR ARISING OUT OF OR IN CONNECTION WITH ANY MISREPRESENTATION, BREACH OF OR FAILURE TO PERFORM ANY REPRESENTATION, WARRANTY, COVENANT, UNDERTAKING OR AGREEMENT OF THE COMPANY IN THIS AGREEMENT.

     Indemnification by the Service Provider. THE SERVICE PROVIDER SHALL INDEMNIFY AND HOLD HARMLESS THE COMPANY AND ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES AND ASSIGNS FROM AND AGAINST ALL LOSSES ASSERTED AGAINST, IMPOSED UPON OR INCURRED BY THEM, DIRECTLY OR INDIRECTLY, BY REASON OF OR ARISING OUT OF OR IN CONNECTION WITH ANY MISREPRESENTATION, BREACH OF OR FAILURE TO PERFORM ANY REPRESENTATION, WARRANTY, COVENANT, UNDERTAKING OR AGREEMENT OF SERVICE PROVIDER IN THIS AGREEMENT.

     Procedure for Indemnification. THE PARTIES SHALL FOLLOW THE INDEMNIFICATION PROCEDURES SET FORTH IN ARTICLE X OF THE PURCHASE AGREEMENT.

                               TRANSFER OF RECORDS

     Transfer. ON THE SERVICE COMMENCEMENT DATE, THE COMPANY SHALL FORWARD TO THE SERVICE PROVIDER (AT THE SERVICE PROVIDER'S EXPENSE) ALL BOOKS AND RECORDS (THE "TRANSFERRED RECORDS").

     Company's Access. IN ACCORDANCE WITH THE PURCHASE AGREEMENT, ALL THE TRANSFERRED RECORDS SHALL BE THE PROPERTY OF THE SERVICE PROVIDER. THE TRANSFERRED RECORDS SHALL BE AVAILABLE (AT THEIR PLACE OF KEEPING) FOR INSPECTION, EXAMINATION, AND AUDIT BY THE COMPANY (AND ITS REPRESENTATIVES) IN ACCORDANCE WITH SECTION 7.02.

                                  NOTIFICATION

     Company's Obligations. FOLLOWING THE CLOSING DATE, THE COMPANY SHALL FORWARD PROMPTLY TO THE SERVICE PROVIDER ALL NOTICES AND OTHER WRITTEN COMMUNICATIONS RECEIVED BY OR SERVED UPON THE COMPANY RELATING TO THE SERVICES OR THE POLICIES, WITH RESPECT TO (A) INQUIRIES OR COMPLAINTS FROM STATE INSURANCE REGULATORS, STATE AND FEDERAL SECURITIES REGULATORS (INCLUDING WITHOUT LIMITATION THE NASD), AND COMPLAINTS FROM AGENTS, BROKERS AND INSUREDS, (B) CLAIMS (EXCLUDING ROUTINE CLAIMS NOTICES), AND (C) SUITS AND ACTIONS FOR WHICH THE COMPANY RECEIVES SERVICE OF PROCESS. THE COMPANY SHALL BE ENTITLED TO RETAIN COPIES OF ALL SUCH MATERIALS. ON AND AFTER THE SERVICE COMMENCEMENT DATE, THE COMPANY SHALL PROMPTLY FORWARD TO THE SERVICE PROVIDER ALL NOTICES AND WRITTEN COMMUNICATIONS RECEIVED BY THE COMPANY THAT ARE NEEDED BY THE SERVICE PROVIDER TO PROVIDE THE SERVICES UNDER THIS AGREEMENT.

     Service Provider's Obligations. FROM AND AFTER THE SERVICE COMMENCEMENT DATE, THE SERVICE PROVIDER SHALL FORWARD PROMPTLY TO THE COMPANY COPIES OF ALL NOTICES AND OTHER WRITTEN COMMUNICATIONS RECEIVED BY OR SERVED UPON THE SERVICE PROVIDER RELATING TO THE SERVICES OR THE POLICIES WITH RESPECT TO (A) INQUIRIES OR COMPLAINTS FROM STATE INSURANCE REGULATORS, STATE AND FEDERAL SECURITIES REGULATORS (INCLUDING WITHOUT LIMITATION THE NASD), AND COMPLAINTS FROM AGENTS, BROKERS AND INSUREDS, (B) CLAIMS (EXCLUDING ROUTINE CLAIM NOTICES), AND (C) SUITS AND ACTIONS FOR WHICH THE SERVICE PROVIDER RECEIVES SERVICE OF PROCESS.

                         ALTERNATIVE DISPUTE RESOLUTION

     Arbitration. ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED IN ACCORDANCE WITH THE PROCEDURES SPECIFIED IN ARTICLE XV OF THE COINSURANCE AGREEMENT, WHICH SHALL BE THE SOLE AND EXCLUSIVE PROCEDURES FOR THE RESOLUTION OF ANY SUCH DISPUTES.

                                  MISCELLANEOUS

     Notice. ANY NOTICE OR OTHER COMMUNICATION REQUIRED OR PERMITTED HEREUNDER SHALL BE IN WRITING AND SHALL BE DELIVERED PERSONALLY, SENT BY FACSIMILE TRANSMISSION (AND IMMEDIATELY AFTER TRANSMISSION CONFIRMED BY TELEPHONE) OR SENT BY CERTIFIED, REGISTERED OR EXPRESS MAIL, POSTAGE PREPAID. ANY SUCH NOTICE SHALL BE DEEMED GIVEN WHEN SO DELIVERED PERSONALLY OR SENT BY FACSIMILE TRANSMISSION (AND IMMEDIATELY AFTER TRANSMISSION CONFIRMED BY TELEPHONE) OR, IF MAILED, ON THE DATE SHOWN ON THE RECEIPT THEREFOR, AS FOLLOWS:

If to the Company:           Mr. Tommie D. Thompson
                             Executive Vice President, Comptroller and Treasurer
                             Mutual of Omaha Plaza
                             Omaha, NE 68175
                             Fax Number: (402) 351-5951

If to the Service Provider:  Mr. Thomas A. Swank
                             Senior Vice President and Chief Financial Officer One Security Benefit Place
                             Topeka, Kansas 66636-0001
                             Fax Number: (785) 368-1333

Any party may, by notice given in accordance with this Section to the other party, designate another address or Person for receipt of notices hereunder.

     Expenses. EXCEPT AS MAY BE OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH OF THE PARTIES HERETO SHALL PAY ITS OWN COSTS AND EXPENSES INCIDENT TO PREPARING FOR, ENTERING INTO AND CARRYING OUT THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEBRASKA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     Entire Agreement. THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO), TOGETHER WITH PURCHASE AGREEMENT AND THE COINSURANCE AGREEMENT (INCLUDING THE EXHIBITS TO THOSE AGREEMENTS), CONTAIN THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND SUPERSEDE ALL PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND THE TERMS OF THE COINSURANCE AGREEMENT, THE TERMS OF THE COINSURANCE AGREEMENT SHALL GOVERN.

     No Assignment; Binding Effect. THIS AGREEMENT SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF THE PARTIES AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS AND LEGAL REPRESENTATIVES, WHETHER BY MERGER, CONSOLIDATION OR OTHERWISE. THIS AGREEMENT MAY NOT BE ASSIGNED BY ANY PARTY WITHOUT THE PRIOR WRITTEN CONSENT OF THE OTHER PARTY HERETO.

     Amendment; Waiver. THIS AGREEMENT MAY BE AMENDED, SUPERSEDED, CANCELED, RENEWED OR EXTENDED, AND THE TERMS HEREOF MAY BE WAIVED, ONLY BY A WRITTEN INSTRUMENT SIGNED BY ALL OF THE PARTIES OR, IN THE CASE OF A WAIVER, BY THE PARTY WAIVING COMPLIANCE. NO DELAY ON THE PART OF ANY PARTY IN EXERCISING ANY RIGHT, POWER OR PRIVILEGE HEREUNDER SHALL OPERATE AS A WAIVER THEREOF, NOR SHALL ANY WAIVER ON THE PART OF ANY PARTY OF ANY RIGHT, POWER, REMEDY OR PRIVILEGE, NOR ANY SINGLE OR PARTIAL EXERCISE OF ANY SUCH RIGHT, POWER, REMEDY OR PRIVILEGE, PRECLUDE ANY FURTHER EXERCISE THEREOF OR THE EXERCISE OF ANY OTHER SUCH RIGHT, REMEDY, POWER OR PRIVILEGE. THE RIGHTS AND REMEDIES HEREIN PROVIDED ARE CUMULATIVE AND ARE NOT EXCLUSIVE OF ANY RIGHTS OR REMEDIES THAT ANY PARTY MAY OTHERWISE HAVE AT LAW OR IN EQUITY.

     Relationship of Parties. THE SERVICE PROVIDER SHALL BE DEEMED AN INDEPENDENT CONTRACTOR OF THE COMPANY FOR ALL PURPOSES HEREUNDER. THIS AGREEMENT SHALL NOT BE CONSTRUED TO CREATE AN EMPLOYMENT, PARTNERSHIP, OR JOINT VENTURE RELATIONSHIP BETWEEN THE PARTIES HERETO.

     Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEBRASKA, OR, IF SUCH COURT DOES NOT HAVE JURISDICTION, THE STATE OF NEBRASKA COURTS SITUATED IN THE CITY OF OMAHA, FOR PURPOSES OF ENFORCING THIS AGREEMENT. IN ANY SUCH ACTION, SUIT OR OTHER PROCEEDING, EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIMS THAT IT IS NOT SUBJECT TO THE JURISDICTION OF THE ABOVE COURT, THAT SUCH ACTION OR SUIT IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH ACTION, SUIT OR OTHER PROCEEDING IS IMPROPER. EACH OF THE PARTIES HERETO ALSO AGREES THAT ANY FINAL AND UNAPPEALABLE JUDGMENT AGAINST A PARTY HERETO IN CONNECTION WITH ANY ACTION, SUIT OR OTHER PROCEEDING SHALL BE CONCLUSIVE AND BINDING ON SUCH PARTY AND THAT SUCH AWARD OR JUDGMENT MAY BE ENFORCED IN ANY COURT OF COMPETENT JURISDICTION, EITHER WITHIN OR OUTSIDE OF THE UNITED STATES. A CERTIFIED OR EXEMPLIFIED COPY OF SUCH AWARD OR JUDGMENT SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH AWARD OR JUDGMENT. WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON SUCH PARTY AS PROVIDED IN SECTION 14.01 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS ON SUCH PARTY.

     Headings. THE HEADINGS IN THIS AGREEMENT ARE FOR REFERENCE ONLY, AND SHALL NOT AFFECT THE INTERPRETATION OF THIS AGREEMENT.

     Severability. ANY TERM OR PROVISION OF THIS AGREEMENT WHICH IS INVALID OR UNENFORCEABLE IN ANY JURISDICTION SHALL, AS TO THAT JURISDICTION, BE INEFFECTIVE TO THE EXTENT OF SUCH INVALIDITY OR UNENFORCEABILITY WITHOUT RENDERING INVALID OR UNENFORCEABLE THE REMAINING TERMS AND PROVISIONS OF THIS AGREEMENT OR AFFECTING THE VALIDITY OR ENFORCEABILITY OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT IN ANY OTHER JURISDICTION, SO LONG AS THE ECONOMIC OR LEGAL SUBSTANCE OF THE TRANSACTIONS CONTEMPLATED HEREBY IS NOT AFFECTED IN ANY MANNER MATERIALLY ADVERSE TO ANY PARTY. IF ANY PROVISION

OF THIS AGREEMENT IS SO BROAD AS TO BE UNENFORCEABLE, THAT PROVISION SHALL BE INTERPRETED TO BE ONLY SO BROAD AS IS ENFORCEABLE.

     Counterparts. THIS AGREEMENT MAY BE EXECUTED BY THE PARTIES HERETO IN SEPARATE COUNTERPARTS, EACH OF WHICH WHEN SO EXECUTED AND DELIVERED SHALL BE AN ORIGINAL, BUT ALL SUCH COUNTERPARTS SHALL TOGETHER CONSTITUTE ONE AND THE SAME INSTRUMENT. EACH COUNTERPART MAY CONSIST OF A NUMBER OF COPIES HEREOF EACH SIGNED BY LESS THAN ALL, BUT TOGETHER SIGNED BY ALL OF THE PARTIES HERETO. EACH COUNTERPART MAY BE DELIVERED BY FACSIMILE TRANSMISSION, WHICH TRANSMISSION SHALL BE DEEMED DELIVERY OF AN ORIGINALLY EXECUTED DOCUMENT.

     No Third Party Beneficiary. THE TERMS AND PROVISIONS OF THIS AGREEMENT ARE INTENDED SOLELY FOR THE BENEFIT OF THE PARTIES HERETO, AND THEIR RESPECTIVE SUCCESSORS OR PERMITTED ASSIGNS, AND IT IS NOT THE INTENTION OF THE PARTIES TO CONFER THIRD-PARTY BENEFICIARY RIGHTS UPON ANY OTHER PERSON, AND NO SUCH RIGHTS SHALL BE CONFERRED UPON ANY PERSON OR ENTITY NOT A PARTY TO THIS AGREEMENT.

     Good Faith; Errors And Oversights. EACH PARTY TO THIS AGREEMENT WILL ACT REASONABLY IN ALL MATTERS WITHIN THE TERMS OF THIS AGREEMENT. CLERICAL ERRORS AND OVERSIGHTS OCCASIONED IN GOOD FAITH IN CARRYING OUT THIS AGREEMENT WILL NOT PREJUDICE EITHER PARTY, AND WILL BE RECTIFIED PROMPTLY ON AN EQUITABLE BASIS.

     Force Majeure. EACH PARTY SHALL BE EXCUSED FROM PERFORMANCE FOR ANY PERIOD AND TO THE EXTENT THAT THE PARTY IS PREVENTED FROM PERFORMING ANY OF ITS RESPONSIBILITIES, IN WHOLE OR IN PART, AS A RESULT OF AN ACT OF GOD, WAR, CIVIL DISTURBANCE, COURT ORDER, LABOR DISPUTE, OR CAUSES BEYOND THAT PARTY'S REASONABLE CONTROL INCLUDING, BUT NOT LIMITED TO, FAILURES OR FLUCTUATION IN ELECTRIC POWER, HEAT, LIGHT, AIR CONDITIONING, OR TELECOMMUNICATIONS EQUIPMENT, AND SUCH NONPERFORMANCE SHALL NOT CONSTITUTE A DEFAULT.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first set forth above.

                                        UNITED OF OMAHA LIFE INSURANCE COMPANY


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        SECURITY BENEFIT LIFE INSURANCE COMPANY


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                    EXHIBIT A

                  SERVICE, PROCESSING AND PERFORMANCE STANDARDS

The service, processing and performance standards applicable to the administration of the Policies will be set forth in the Service Level Manual which will be mutually-agreed to by the Company and the Service Provider prior to the Service Commencement Date.

                                    EXHIBIT B

                              INTERIM SERVICES FEE

During the Interim Service Period, the Service Provider will pay the Company a monthly fee for each full or partial month that the transitional services are requested by the Service Provider. The monthly fee to be paid by the Service Provider will be computed at the rate of $2.00 per Policy in force at the beginning of such month.

                                    EXHIBIT A

                  SERVICE, PROCESSING AND PERFORMANCE STANDARDS

NOTE: In general, the Service Provider shall maintain a staff of competent and trained administrative personnel, supplies, systems and equipment to perform its duties and responsibilities under this Agreement. Further, services shall be performed in accordance with the time frames specified herein, including those noted in Schedule 1 hereto, and in cases where a time frame is not specified, in accordance with prevailing industry standards and Applicable Law.

1. OVERALL SERVICING STANDARD. Unless a timeframe is otherwise specified herein, the parties shall respond by telephone or e-mail within one Business Day of receipt of a request or inquiry to the other party with regard to service issues.

2. PREMIUM COLLECTION. The Service Provider shall bill and collect all premiums due under the Policies, return any unearned premiums or other premiums to be refunded, and reconcile amounts paid with returned billing statements or other remittance media. The Service Provider shall update the contract owner master records and all other records to reflect payments received.

     Prior to returning any funds to the customer, each party shall have a reasonable belief that the money being returned is not money to be applied to the Policies or a product of the other party. If required by the circumstances, the party holding the funds will verify that a return of the funds is appropriate by e-mailing a copy of the check and any accompanying correspondence to the other party and asking for such verification. Any unidentified cash that is to be applied to the Policies or a product of Service Provider shall be forwarded by Company promptly to Service Provider. Any unidentified cash that is to be applied to a product of Company shall be forwarded by Service Provider promptly to Company. The parties shall send one another appropriate documentation that allows the other party to properly apply the unidentified cash if such documentation is available. If either party fails to timely provide such documentation, that party shall assume responsibility for any gain or loss arising from processing the transaction as of the original date of receipt.

     Documentation sent to Service Provider shall be e-mailed to:

     AAWF-VUL@securitybenefit.com

     Documentation sent to Company shall be e-mailed to:

     variable.product.service@mutualofomaha.com

3. PREMIUM AUDITING. The Service Provider shall audit premium payments with respect to the Life Insurance Contracts to ensure the accuracy and acceptability of such payments. Such auditing includes all applicable guideline, TAMRA and Modified Endowment Contract ("MEC") testing, in accordance with Sections 7702 and 7702A of the Internal Revenue Code of 1986, as amended (the "Code") as well as review and testing of product specifications to ensure payments received may be accepted. Life insurance premiums exceeding guideline premium limits under the Code will be timely refunded to policyholders, along with any required interest, as required by Section 7702(f)(1)(B) of the Code. In the event of premium payments causing a Life Insurance Contract to become a MEC, the policyholder will be notified and given the opportunity to receive a timely refund of any excess premium according to
     Section 7702A(e)(1)(B) of the Code.

4. RECORDS MAINTENANCE. The Service Provider shall maintain applications, policyholder, annuitant, participant, contract owner, premium, tax basis, and other necessary records, including all statements, confirmations and computer records, to determine the true and accurate status of the Policies. The Service Provider shall maintain and preserve records with respect to the Separate Accounts as required by Rules 31a-1 and 31a-2 under the 1940 Act as well as any Applicable Laws. Upon request of the Company or any state or federal regulatory authorities, the Service Provider shall forward a complete copy of any record reasonably requested to the requesting party promptly and in a format appropriate to the request. Historical claims information will be maintained for ten years beyond termination of a policy unless a longer period is required by Applicable Law or remains relevant to a pending or threatened legal action that is not time barred.

5. LAPSE OF COVERAGE. The Service Provider shall inform policyholders and assignees of any lapse in coverage under the Policies as well as grace period notices indicating a lapse may be forthcoming as required by the terms of the Policies.

6. PROVISION OF FORMS. The Service Provider shall provide, at the Service Provider's own expense, forms and supplies necessary to the performance of the Service Provider's obligations under this Agreement including, without limitation, confirmation statements and issue-related forms, contracts, and endorsements, The Company will maintain and provide the Life Insurance Applications needed for Face Increases.

7. PERFORMANCE OF OBLIGATIONS. The Service Provider shall perform all of the Company's obligations under (i) each participation agreement between the Company and any mutual fund organizations in which assets of the Separate Accounts are invested (the "Participation Agreements"), (ii) the principal underwriting agreement between Company and the principal underwriter of the Reinsured Policies, and (iii) any selling agreement relating to the payment of commissions on additional premium in accordance with the terms of the Reinsured Policies. The Service Provider shall be responsible for all communications with mutual fund organizations, including but not limited to any negotiation of extensions or modification of the Participation Agreements; the Company shall not unreasonably withhold its consent to any such extensions or modifications negotiated and recommended by the Service Provider. Any notices received by Company from the fund partners shall be communicated to the Service Provider promptly, e.g., fund closures, portfolio changes, etc., and Company will notify fund partners of Service Provider's role and will direct fund partners to send all such notices directly to Service Provider.

8. POLICYHOLDER SERVICES. The Service Provider shall provide general policyholder services to individuals under the Policies, including, but not limited to, the following:

          (a) Responding to inquiries including but not limited to the scope and amounts of coverage or benefits provided under the Policies;

          (b) Supplying claimants, policyholders, annuitants and insureds with appropriate instructions and forms for reporting claims and for submitting relevant information; provided that Company will provide claim statements to beneficiaries (death benefits) under Life Insurance Contracts;

          (c) Issuing timely reports, statements, and confirmations as required by the Policies and Applicable Law and in accordance with the Company's practices in effect immediately prior to the Effective Date (subject to adjustment as required by Applicable Law);

          (d) Timely processing and recording of changes in the Policies (including but not limited to, (i) changes of ownership, beneficiary, amount of insurance, options under the Policies, and (ii) changes in name, address and other data related to the policyholders and insureds under the Policies), reissuances, and all financial transactions (e.g. transfer requests, from one subaccount to another), in all cases within time intervals necessary to meet SEC, NASD, and other legal and regulatory requirements;

          (e) Processing policy loans, surrenders and reinstatements as required by the Policies and Applicable Law and in accordance with the Company's practices in effect immediately prior to the Effective Date (subject to adjustment as required by Applicable Law), provided, however, that reinstatements of Life Insurance Contracts are subject to approval of the Company;

          (f) Complying with the written guidelines of the Company, if any, in effect immediately prior to the Effective Date with respect to replacements and exchange requests (subject to adjustment as required by Applicable
     Law);

          (g) Obtaining (on a daily basis) the net asset value and computing the accumulation unit value of each subaccount of the Separate Accounts that is a funding option for the Policies in accordance with the provisions of the Policies, as well as with the prospectus and statement of additional information disclosure on any day when such calculation is required by the Investment Company Act of 1940;

          (h) Calculating (on a daily basis) the mortality and expense risk charges, administrative charges, and (on a monthly basis) cost of insurance in accordance with the provisions of the Policies, as well as with the prospectus and statement of additional information disclosure;

          (i) Transmitting orders for the purchase or redemption of shares to the subject fund manager or their authorized agents and paying and receiving funds in connection with such purchases or redemptions as required by any applicable agreement;

          (j) Preparing contract data pages and other inserts or additions to the Policies and mailing such items to policyholders or agents, as appropriate;

          (k) Responding to all inquires received (whether by telephone, electronic transmission, facsimile, mail or otherwise) from agents, insureds, policyholders, beneficiaries and annuitants or their authorized agents or representatives in accordance with the Company's guidelines as of the Effective Date and Applicable Law and industry standards (including adjustments incident to changes in Applicable Law or industry standards);

          (l) Maintaining a toll-free telephone number for inquiries by agents, policyholders and claimants or their authorized agents or representatives, with properly licensed staffing sufficient to handle inquiries on a prompt basis;

          (m) Determining amounts of death benefit and annuity payments under Annuity Contracts (including the taxable portion of such payments), promptly paying to the Company any death benefits due under Life Insurance Contracts, less the portion due that constitutes the Mortality Risk death benefit;

          (n) Processing any required or permitted changes in non-guaranteed elements (e.g. costs of insurance for life policies and crediting rates on certain general account options) and satisfying all related notice or approval requirements in connection with such required or permitted changes;

          (o) Responding to any requests from plan administrators or trustees for policy information affecting the plan or participants for qualified plans. The Company shall forward any such requests they may receive to the Service Provider promptly;

          (p) Responding to requests for calculations applicable to annuity payments as may be necessary for Tax calculations (the Company shall provide any necessary assistance in calculating exclusion ratios or providing any other pre-conversion type data);

          (q) Responding to requests for partial claims, including but not limited to, nursing home provisions, and waiver of surrender charges (the Company shall respond to requests for waiver of premium riders);

          (r) Cooperating with the Company's efforts to facilitate fraud detection and investigation that may relate to both the Policies and other business of the Company or its affiliates in accordance with the Company's procedures, a copy of which has been provided to Service Provider;

          (s) Premium Receipt Process

          Money received by Company for Service Provider

     If a check is received at Company for multiple contracts, Company will deposit the check and wire the appropriate amount to Service Provider by noon central time the next business day after receipt. In the comments section of the wire, the Company will indicate wire for previous day's faxes.

     Below are wire instructions for the Service Provider:
     UMB - Kansas City, MO
     ABA Routing #101000695
     Account #9870848783
     Amount: Indicate total amount wired
     Name on Account: Security Benefit Life
     Instructions: Security Benefit Life A Account - FFC to Customer Account #

     The Company will fax copies of the correspondence related to such payment to the Service Provider at 785-438-5177, including contract number, owner name and SSN. The fax will be sent no later than the close of the New York Stock Exchange (NYSE) (normally 4 pm EST). The Company will also provide a total page that sets forth all such transactions faxed on that day.

     If a check is received by Company and the entire amount is to be applied to the Policies, the original check will be sent by noon of the following day via overnight mail to Service Provider. A copy of the check also shall be faxed to Service Provider at 785-438-5177, along with the policy number, owner name and SSN. Service Provider will apply the funds to the contract on the day the fax is received as long as the fax is received prior to the close of the NYSE.

          The check, original paperwork, and documentation (marked as duplicate) shall be sent by noon of the following day via overnight mail to the Service Provider at the following address:

          Security Benefit
          Attn: Annuity Administration - MOH
          One Security Benefit Place
          Topeka, KS 66636

          Money received by Service Provider for Company

          If the Service Provider receives money intended for a Company product other than the Policies, Service Provider shall deposit the check and wire the funds to the Company the next business day by noon central time. The Service Provider will e-mail image files of documentation received with the check to variable.product.service@mutualofomaha.com the same day as received. The Service Provider will include policy number, owner name and SSN.

          Below are the wire instructions for Company:

          MUTUAL/UNITED

          First National Bank of Omaha
          1620 Dodge Street
          Omaha, NE 68197
          ABA Routing #104000016
          Account Name: Mutual of Omaha Insurance Company
          Mutual of Omaha Plaza
          Omaha, NE 68175
          Account #26748809
          Reference/Attention: Optional

          COMPANION

          JPMorgan Chase Bank
          1 Chase Manhattan Plaza
          New York, New York 10081
          ABA Routing #021000021
          Account Name: Companion Life Insurance Company
          Mutual of Omaha Plaza
          Omaha, NE 68175
          Account #9102797454
          Reference/Attention: Optional

          If the Service Provider cannot determine whether money is to be allocated to Company or its affiliate, Companion Life Insurance Company, Service Provider will wire such amounts to Company using the wire instructions set forth above. In the comments section of the wire, the Service Provider will indicate that it cannot determine whether the funds should be allocated to the Company or to Companion Life Insurance Company.

          If Service Provider is processing Systematic Withdrawals on Annuity Contracts to pay the premium on a Company product other than the Policies, Service Provider will mail the check for any such payment along with the policy number to the Company at:
          Mutual of Omaha Annuity Services - attn: Peggy Kriha
          Mutual of Omaha Plaza
          Omaha, NE 68175

9. OVERALL GAIN LOSS. The parties shall report to one another and settle, on a quarterly basis, any gains and losses accruing under this Agreement, unless in any given quarter the net settlement amount is greater than fifty thousand dollars ($50,000) prior to the end of the quarter. The parties shall report and settle the gains and/or losses no later than five (5) business days after the earlier of each calendar quarter end or the date as of which the net settlement amount is $50,000 or greater. If a settlement is required, it shall be a net settlement.

     If the Company fails to perform administrative services in a timely manner as required under applicable federal regulatory requirements, the Company shall assume responsibility for any gain or loss resulting from corrections the Service Provider is required to make on transaction errors occurring prior to the Service Commencement Date. The Company shall also assume responsibility for any gain or loss resulting from transactions received, but not processed, prior to the Service Commencement Date. Any disputes regarding acts or omissions on behalf of the

     Company that result in transaction errors requiring the Service Provider to make corrections may be submitted to arbitration in accordance with the Coinsurance Agreement.

10. TAXES--CORRECTIVE PROCESSING. In the event of correction of transactions that occurred prior to the Service Commencement Date that affect tax activity, the Company shall determine whether an adjustment should be made to participant tax reporting information. Only corrections for those transactions that do not involve an adjustment to the Federal Income Tax ("FIT") and/or the State Income Tax ("SIT") amounts will be made. If the transaction was processed incorrectly by the Company, and the Service Provider has adjusted the participant's account as of the transaction date, the Company shall make the participant whole for any material loss, and provide the Service Provider with copies of documentation showing such correction. The Service Provider will not, however, process a correction that results in an adjustment to the FIT and/or SIT amounts. If a transaction was processed correctly, and the participant wants to reinstate his/her contract, the Service Provider may reinstate the contract as of the current date.

     In the event the Company incorrectly withholds too much tax on withdrawals processed prior to the Service Commencement Date and a refund is requested, the Company shall issue the participant a refund in the amount of the excess withheld and notify the Service Provider to adjust the participant tax reporting information. The refund amount shall be issued by the Company within ten (10) business days from the date the refund is requested. The Company shall provide the Service Provider with copies of documentation showing the refund has been made.

11. REPORTING OF 12(B)(1) FEES AND REVENUE SHARING. The Company shall provide the Service Provider within 30 days of the date of this Agreement with copies of all agreements with mutual fund organizations concerning use of each such organization's mutual funds as funding vehicles for the Policies. Such mutual fund agreements shall include any and all agreements that provide for expense reimbursements, indemnification or revenue-sharing payments, or other payments made to the Company by any mutual fund organization or related entity thereof, which payments accrue to the benefit of the Service Provider under the terms of the Coinsurance Agreement. The Company further agrees to authorize each mutual fund organization to pay the revenue sharing directly to the Service Provider.

12. SHARED PROCESSING OF TRANSACTIONS. There are certain transactions that will require review or processing by both Company and Service Provider. The procedures for such transactions are outlined below:

     UNDERWRITING. The Company shall be responsible for providing the underwriting services for the Life Insurance Contracts. When a request is received that requires underwriting, the Service Provider will e-mail all of the pertinent documents to the Company's Underwriting Department within one Business Day of receipt of the request. The Company's Underwriting Department will review the documents, request additional information directly from the customer, if required, and either approve or deny the request. Approval or denial of the request will be e-mailed to the Service Provider (AAWF-VUL@securitybenefit.com) by 1:00 pm central time on the date approval/denial is determined. If the request is denied, the Company's Underwriting department will send the denial letter to the customer and copy the representative. The denial letter and all other pertinent documents will be e-mailed to the Service Provider to be entered into the image system for storage. If the request is approved, the Company's Underwriting department will e-mail the approval to the Service Provider. The Service Provider will make the change to the Policy and send a confirmation statement to the customer, with a copy to the representative.

     The following transactions will require underwriting by the Company:

          Face Amount Changes,
          Rate Changes,
          Reinstatements (unless reinstated within 5 business days of lapse), and
          Removal of Rate Ups.

     The following information/documents will be compiled by Service Provider and provided to the Company for each applicable transaction:

          Face Amount Changes: Customer Policy number, original request;
          Rate Changes: Customer Policy number, original request;
          Reinstatements (unless reinstated within 5 business days of lapse):
          Customer Policy number, original request;
          Removal of Rate Ups: Customer Policy number, original request.

     REINSTATEMENTS: If a premium payment is received by the Service Provider within 5 business days after the Policy has lapsed, the Service Provider can reverse the lapse and apply the premium payment. If it is received by the Service Provider more than 5 business days after the lapse date, the money will be returned to the customer. If the customer wishes to reinstate his/her Policy after lapse, a reinstatement form needs to be completed and signed. Reinstatements requested after lapse will be forwarded to the Company for review and approval.

     If the reinstatement application is sent to Service Provider, the premium check will be cashed, but the money will not be applied until the reinstatement is approved.

     FAXES AND E-MAILS. If transaction requests are received by the Company via fax or e-mail prior to 1:00 p.m. central time on a Business Day, the Company will promptly fax such requests to the Service Provider, in any case no later than one-half hour prior to the close of regular trading hours on the NYSE (normally 4:00 p.m. EST). If faxes for such transaction requests are sent by the Company after the close of the NYSE, the Service Provider shall process such transactions on the following business day. If transaction requests are received by the Company after 1:00 p.m. central time on a Business Day, or at any time on a day which is not a Business Day, the Company will fax such requests to the Service Provider by 1:00 p.m. central time on the following Business Day. The Company shall be responsible for any gain or loss that results from as of processing of transactions that were not forwarded to the Service Provider as required by this Section. The Company shall send all faxes to Service Provider at the following fax number: 785-438-5177.

     If faxes or e-mails are received by the Company or the Service Provider after the market close, as detailed above, the transactions will not be processed until the following business day in accordance with Applicable Law.

     AGENT CHANGES. If the Company receives a request to change an agent/representative on one of the Policies, the Company will e-mail the request to the Service Provider within one Business Day of receipt at:

     AAWF-VUL@securitybenefit.com. The Service Provider will process any properly authorized change in accordance with Applicable Law and will mail a confirmation to the contract/policy holder and the representative.

     CLIENT FILES. A monthly client file will be generated and placed on the FTP Site by 8:00 p.m. central time on the second Business Day of each month. The file will be in the format agreed to by the Company and Service Provider. The Service Provider will identify a contact to help resolve any issues.

     REQUESTS WITH MULTIPLE CONTRACT/POLICY NUMBERS. The Company and Service Provider will notify one another via e-mail if requests are received with multiple contract/policy numbers that are not included in the Policies. The Overall Service Standard of within one Business Day of receipt will apply to this notification.

     DEATH CLAIM NOTIFICATION: All Life Insurance Policy death claims will be reviewed and approved by the Company. Upon receipt of applicable documentation, the Service Provider will forward such documentation to the Company within one Business Day of receipt thereof.

     The Company shall adjudicate the claim, determine the payees and notify the Service Provider of the approval or denial of the claim. The Service Provider will process the claim on the administrative system (if approved) and notify the Company of the death benefit amount. The Company will cut the death benefit checks and mail with the claim letter to the beneficiaries. The Company will provide copies of the checks and letters to the Service Provider via e-mail to be entered into the Service Provider's image system.

     The Company will receive the Service Provider portion of the death benefit amount via the monthly settlement process.

     All Annuity Contract death claims will be processed by the Service Provider. The Service Provider will provide applicable documentation, via e-mail, to the Company to allow for payment of other death benefits owed by the Company on Company products other than the Policies.

     The Service Provider shall administer claims on the Policies as appropriate including the following:

               (i) Maintaining such files and records as are necessary to enable the Company, at any time, to determine the true and accurate claim experience on the Policies;

               (ii) Conforming to the reasonable requirements set by the Company for monthly submission of claims reports;

               (iii) Performing such other claim services as may be reasonably required in connection with the support and administration of the Policies;

               (iv) Administering payouts on Annuity Contracts, in the event of the death of the owner of the contract, in conformance with contract provisions and the applicable provisions of the Code; and

               (v) Preparing all Federal Tax reports and state tax reports required by Applicable Law, including without limitation 1099-R, 1099-INT, 1099MISC, W-2P, W-2 and 5498 for
                    policyholders and beneficiaries as required, and distributing the same to policyholders and beneficiaries and appropriate authorities.

     WAIVER CLAIM NOTICE PROCESS. Upon notification of a request for waiver of premium (cost of insurance) under the Life Insurance Policies, the Service Provider will send notification to the Company on the same day, via e-mail. If the Policy owner is still in the waiting period (6 months), Service Provider will deny the request and request that the Policy owner notify the Service Provider after the waiting period. If the Company is notified first, the Company will send notification to the Service Provider on the same day via e-mail.

     The Company shall review and approve/deny all waiver of premium claims relating to the Life Insurance Policies. Upon approval or denial, the Company will contact the Service Provider via e-mail and authorize the waiver of cost of insurance if appropriate. The Company will create the approval or denial letter, as indicated, and mail it to the contract owner. A copy of the approval/denial letter will be e-mailed to the Service Provider for entry into the image system. Upon approval, the Service Provider will process the waiver on the system for the time period approved by the Company.

     WAIVER RENEWAL PROCESSING. The Company will follow its normal process and communicate with Service Provider as needed to advance/remove a waiver of premium. Company will notify Service Provider when a renewal follow-up has been initiated via e-mail.

     RESCISSIONS. There may occur a situation in which a Life Insurance Contract needs to be rescinded due to non-disclosed health information (Policies in the contestable period). In situations such as this, the Company shall determine if a policy needs to be rescinded. The Company will notify the Service Provider via e-mail to request that the policy be rescinded for the premium amount. The Company will prepare the rescission letter, premium refund check and mail to the appropriate policy holders/beneficiaries. The Company will send copies of the check and rescission letter to the Service Provider, via e-mail, to be entered into the image system.

     Gain/loss associated with the refund of premiums on a Life Insurance Contract rescission shall be borne by the Company with regard to any Life Insurance Contract for which underwriting was performed on or prior to the Effective Date and shall be borne by the Service Provider with regard to any Life Insurance Contract for which underwriting was performed after the Effective Date. If underwriting was performed both before and after the Effective Date, the Service Provider shall bear the gain/loss associated with the refund of premiums on a rescission of a Life Insurance Contract.

13. AGENT COMPENSATION. The Service Provider shall, on behalf of the Company, make payments due from the Company or its affiliate to the broker/dealers of record for the Reinsured Policies as required by written agreements between the Company and/or one of its affiliates and such broker/dealers governing compensation paid in connection with the sale and/or servicing of the Policies, which payments become due after the Service Commencement Date. In connection therewith, the Service Provider shall also give effect to any transferred debit balances and/or overpayments that are recoverable or deductible from current or future commission payments. The Service Provider shall assure compliance with all reasonable commission accounting or other standards.

          (a) COMMISSION FILES. A daily agency commission file will be generated and placed on the FTP Site by 4:00 a.m. central time each business day. The file will be in the format agreed to by the Company and Service Provider. The Service Provider will identify a contact to help resolve any balancing issues.

          (b) COMMISSION PAYMENTS TO COMPANY'S AFFILIATED BROKER/DEALER. Service Provider shall, on behalf of the Company, make payments due from the Company to its affiliated broker/dealer when the affiliate is the broker/dealer of record for the Policies, which payments become due after the Service Commencement Date, according to the payment schedules set forth in Schedule 2 hereto.

14. ACCOUNTING AND REPORTING SERVICES. With respect to the Policies, the Service Provider shall perform all accounting and reporting of direct and ceded premiums, claims (and other policyholder disbursements, reserves, policy loans, commissions, and premium Tax payments and accruals). Such services shall include all accounting and reporting necessary to provide the Company with all required statutory, regulatory, data needed for statutory ("SAP") and generally accepted accounting principles ("GAAP") financial statements and filings and state and federal income and premium Tax reporting and filings. The Company will prepare the financial statements and filings and state and federal income and premium tax reporting and filings required for the Company by Applicable Law, based on the information provided by the Service Provider. Without limiting the generality of the foregoing, the Service Provider shall provide the following reports to the Company in a format mutually agreed upon between the Company, and the Service Provider:

          (a) Within the time period after the end of each month indicated below, the Service Provider shall furnish the Company with a general ledger ("GL") summary file. The file will be generated and placed on the FTP Site by 8:00 p.m. central time of the 6th Business Day of each month. The file will be in the format agreed to by both the Company and the Service Provider. The Service Provider will generate a control report and identify a contact to help resolve any transmission or balancing issues;

          (b)  Settlement Report-by the sixth (6th) Business Day;

          (c)  Non-ledger transactions - by the sixth (6th) Business Day;

               (i) This information is provided in the GL file and the reinsurance files;

          (d)  Pending claim information - by the sixth (6th) Business Day;

          (e)  Actuarial reporting:

               (i)  By the sixth (6th) Business Day, seriatim valuation file.

               (ii) By the sixth (6th) Business Day, VUL termination file listing Product Code, contract number and termination code.

               (iii) By the fifth (5th) Business Day, the mortality payment workbook used to determine the mortality payment due to the Company.

               (iv) By the eighth (8th) Business Day, estimated SAP and GAAP reserves. SAP reserves will be calculated in accordance with the definition of Statutory Reserves as defined in the Coinsurance Agreement. GAAP reserves will be calculated in accordance with standard actuarial practices and guidelines. Final report to be furnished by the tenth (10th) Business Day;

               (v) Quarterly, within the time period after the end of each quarter indicated below, the Service Provider shall, in addition to the normal monthly reporting, furnish the Company with:

                         1) Schedule D related to the Separate Account business, including Unit Value Assets information -- within eight (8) Business Days following the last day of the applicable quarter.

               (vi) Annually, within the time period indicated below, the
                    Service Provider shall in addition to the normal monthly and quarterly reporting furnish the Company with the following information necessary to complete the Annual Statement and state required quarterly and supplemental filings, including the following within ten (10) Business Days following the last day of the applicable reporting period:

                         1)   Schedule S;

                         2) Exhibit of Life Insurance(Annual Statement Pages 31 and 32) and Exhibit of Numbers (Annual Statement Page 33);

                         3) Exhibit of Number of Policies, Contracts, Certificates, Income Payable and Account Values In Force for Supplementary Contracts, Annuities, Accident & Health and Other Policies;

                         4) Exhibits 3 - Aggregate Reserve for Life, Annuity and Accident Health Contracts in the Separate Accounts Statement and Exhibit 5 - Aggregate Reserve for Life Contracts in the General Accounts Statement;

                         5)   Separate Accounts Analysis of Increase in
                              Reserves;

                         6) Municipal Tax Detail (Town and County detail for states requiring municipal taxes);

                         7)   Applicable note information; and

                         8)   Tax reserves as described in Section 13(d).

                    The Service Provider shall segregate data in the reports in Sections 11(a), (b) and (c) of this Exhibit by product lines to the extent required for statutory filings applicable to the Company.

     With respect to premium Taxes, the Service Provider's reporting shall be broken out on a state-by-state basis and shall also be broken out between Life Insurance Contracts and Annuity Contracts. Service Provider shall break out such information into such other categories as the Company may reasonably request. In addition, monthly reporting in forms mutually acceptable to the parties shall be provided by Service Provider with respect to paid and pending claims, compliance within the timeframe standards set forth in this Agreement, and agent debit balances.

15. AGENT LICENSING. The Company shall process all agent appointments and renewals for agents receiving compensation for the Policies and provide periodic updates of agent appointment information on said agents to Service Provider. Service Provider shall periodically reimburse the Company for the actual cost of agent appointment fees paid to states for those agents who are appointed only because they are agent of record with regard to one or more Polices. Reimbursement shall commence on the date this Agreement is signed.

16. AGENT/BROKER APPOINTMENTS. If an agent/broker is not appointed by the Company on the Service Provider's records, the Service Provider will contact the Company via e-mail to determine if the appointment information is correct. If the agent/broker has a Company appointment the Company will so notify the Service Provider via e-mail. The Service Provider will update their systems. If the agent/broker does not have an appointment, the Company will initiate the process and notify the Service Provider via e-mail that the appointment has been approved or declined.

17. AGENT AND BROKER CHANGES AND TERMINATION. The Company will notify the Service Provider via e-mail of any agent or broker changes, office closings and consolidations. The Service Provider will remove the agent/broker from the policy(ies) and reassign the policy(ies) to the agent/broker identified by the Company; provided that such changes have been properly authorized. Any phone authorizations will be updated as needed.

18. ACTUARIAL SERVICES. The Service Provider shall provide the Company with the following actuarial services with regard to the Policies:

          (a) Experience analysis (loss ratios, persistency, mortality, and special studies), if any, required by Applicable Law (including legally required reporting);

          (b) Calculation of all actuarial reserves and liabilities and other actuarial items necessary to prepare SAP and GAAP financial statements and supporting exhibits and Tax filings and schedules, with both: (i) segregation of policy activity into general ledger accounts to track the necessary premium, claim, commissions, policy benefits, etc. by product line as defined by the applicable statutory annual statements, and (ii) certifications of policyholder in force data and reserves as required for valuation purposes;

          (c) Calculation of Tax reserves meeting the requirements of Section 807(d) of the Code;

          (d) Preparation of certifications necessary for actuarial opinions, memoranda and/or certifications for annual and quarterly statements;

          (e)  Maintenance of product files on system;

          (f)  Ongoing support, as necessary, to compliance function;

          (g)  Providing responses to state regulators as reasonably required;

          (h) Providing the certifications necessary for the formal actuarial opinions and related reports required by the NAIC Annual Statement blank and other state requirements, any other regulatory authorities, and external auditors; and

          (i) A monthly file feed for the Company's Quasar Reinsurance System. The file will be generated and placed on the FTP Site by 4:00 p.m. central time on the 4th Business Day of the month. The file will be in the format agreed to by both the Company and the Service Provider. The Service Provider will identify a contact to help resolve any issues.

19. COMPLIANCE SERVICES. The Service Provider shall provide the Company with the following compliance services:

          (a) Provide information regarding the Policies for market conduct examinations, analysis and state survey activities and work with Company to resolve problems and take corrective action with regard to such matters;

          (b) Subject to any restrictions set forth in the Agreement, develop and file policy forms, riders, endorsements, and disclosure statements relating to the Policies as may be required from time to time by Applicable Law;

          (c)  File rate changes, as required;

          (d) Prepare and submit to the SEC all reports required by the SEC with regard to the Policies (including without limitation forms N-SAR, 485(b) registration statement updates, fund and separate account annual reports and 24f-2 notices) (in each case only after review and approval thereof by the Company), with all of the foregoing to be accomplished within such time periods as are necessary to comply with Applicable Law;

          (e) Provide information related to the Policies necessary for Company to prepare filings with the NASD (including, without limitation, compilation of information, if any, related to the Policies that would be reflected in any quarterly FOCUS II/IIA reports, annual FOCUS schedule 1 or Customer Complaints Rule 3070 Report);

          (f) Review and obtain approval of customer communications by appropriately licensed personnel;

          (g) Coordinate special mailings, including, among other things, the periodic mailing of privacy notices to owners and insureds/annuitants;

          (h) Review and obtain approval by the Company of any advertising materials containing a reference to the Company before such materials are used;

          (i) Handle any written communication primarily expressing a grievance against the Company or the Service Provider with respect to the Policies (see Attached Complaint Procedure Document (Attachment
               1)). Complaints addressed to a Board Member or President of the Company, will be forwarded to the Company for resolution.

          (j) Draft and file registration statements and other SEC related documents, where required, and perform services necessary to meet SEC requirements with regard to distributing prospectuses, supplements to the prospectuses and any underlying fund prospectuses as well as underlying fund annual and semi-annual reports;

          (k) Make all filings and obtain all regulatory approvals required with regard to advertising of the Policies, including without limitation all filings and approvals required by Applicable Law and NASD requirements (except to the extent that such services are performed by other entities pursuant to written agreements with the Company);

          (l) Provide regulatory supervision and compliance, to the extent the Service Provider is legally permitted, as to all servicing functions contemplated by this Agreement;

          (m) Monitor state insurance law and regulations of the insurance departments in the various states in which the Policies are issued or owners reside to ensure compliance therewith and to ensure that any actions or communications required by such regulations or statutes are properly made;

          (n) Monitor the federal securities laws and the rules, regulations, orders, and interpretations thereunder and the securities statutes and rules, regulations, orders, and interpretations thereunder of the various states in which owners of the Policies are located to ensure compliance therewith and to ensure that any actions or communications required thereby are properly made;

          (o) Provide compliance services required by OFAC and anti-money "laundering" procedures, including but not limited to those adopted under the U.S.A. Patriot Act;

          (p) Assist the Company in connection with responding to inquiries relating to the Policies from the SEC, NASD, NAIC or the insurance or securities departments of the various states in which the policyholders are located;

          (q) Provide a weekly file that will be input into the Company's CAMS system. The file will be generated and placed on the FTP Site by 8:00 a.m. central time Saturday after the nightly cycle each Friday. The file will be in the format agreed to by the Company and Service Provider. The Service Provider will identify a contact to help resolve any balancing issues; and

          (r) Provide to Company a copy of Service Provider's policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act of 1940, which policies and procedures shall cover Service Provider's administration of the Policies.

20. DATA PROCESSING. The Service Provider shall provide all data processing services, software, staffing and facilities necessary to provide the Services including but not limited to, enhancement support for regulatory changes, break/fix support for software and hardware, business continuity, a secure environment, data backups and disaster recovery.

21. GENERAL SERVICES AND OVERSIGHT. The Service Provider shall provide appropriate management oversight of the financial performance and monitor significant activities relating to the Policies, providing appropriate data to the Company in an agreed-upon format, including the following:

     Making all records relating to the Policies available to the Company for audit in a format appropriate to the request, upon reasonable notice and during the regular business hours of the Service Provider (including, but not limited to, federal Tax documentation, policyholder records, in-force listings, premium records, claim forms, itemized billings, eligibility documentation, and agent records and files); and

     Performing such other administrative services as may be reasonably required in connection with the support and administration of the Policies.

22. PROXY PROCESSING. The Service Provider, either directly or through a vendor, will provide proxy processing for the underlying funds of the Policies as required by the participation agreements between Company and the underlying fund or relevant service provider thereto and in accordance with Applicable Law.

23. INITIAL SET-UP/TRANSITION. Prior to the Service Commencement Date, the Service Provider will establish its systems functions and processing and educate its personnel so that, on the Service Commencement Date, the performance of the Services may proceed on a fully operational basis. The Company will use commercially reasonable efforts to cooperate with personnel of the Service Provider, including systems, business, actuarial and financial personnel, with respect to this initial set-up and transition. The conversion of paper files and terminated policy records into electronic format, initially or at a later date, may be part of the transition and set-up process. Arrangements for the transfer or forwarding to the Service Provider of telephone calls to the Company from policyholders, claimants, agents and service providers will be implemented, with assignment of phone numbers or utilization of call forwarding so as to expedite the transition of telephone calls to the Service Provider.

     The Company will provide data extract(s) to the Service Provider in machine-readable form in the Service Provider's pre-determined record format heretofore provided to the Company. If the Service Provider identifies a need for data files, the parties agree to work together to determine the appropriate record format for such data files. The Company understands that multiple data extract re-runs will be required during the Interim Service Period to refresh data and test the data conversion for the transition process. A final data extract(s) as of the close of business on the last Business Day of the Interim Service Period will be provided by 5:00 a.m. central time or earlier on the immediately succeeding day. The Company will provide support in assisting the Service Provider in resolving data extract(s) and product issues during the Interim Service Period.

24. PERFORMANCE RETURNS. Service Provider will calculate the performance returns for the Policies on a monthly, quarterly, and annual basis as required by SEC regulation. Such information will be provided on the Service Provider's consumer and planner websites.

25. WEB SITE. On and after the Service Commencement Date, Service Provider may maintain a web site that gives owners of Policies and their respective authorized agents full access to Policy data including daily account values and unit values as well as allows sub-account transfers and premium allocation changes. Such web site shall be designed, implemented and maintained in accordance with standards of the insurance industry for customer information access and on-line customer transactions, with such standards including firewalls and other protections assuring: (a) the security of the web site and of individual policyholder information and transactions, and (b) the privacy of and limited access to, the policyholder's account and account related information (or other personal or personally identifying information). Suitable protections will include, but not be limited to, encryption and appropriate password requirements that, among other things, prevent unauthorized transactions or investment selections. Information obtained or derived from the operation of any and all portions of the web site relating to the Policies shall not be used for any purpose other than performance of the Services under this Agreement. Further, the design, implementation and operation of the web site shall be conducted in accordance with Applicable Law. The Company may prepare an electronic link from its web site to the web site of the Service Provider, provided, however, that any reference to the Service Provider on the Company's web site is subject to the review and approval of the Service Provider.

     The representatives of both the independent broker/dealers and Mutual of Omaha Investor Services, Inc. ("MOIS") will have access to their customer accounts via the website. The Mutual of Omaha Division Offices will have web site access to all customers of their representatives. MOIS will have website access to all customer accounts with MOIS as the Broker/Dealer

26. INTERACTIVE VOICE RESPONSE UNIT (IVR). On and after the Service Commencement Date, Service Provider may maintain an IVR that gives owners of Policies and their respective authorized agents access to a subset of Policy data including daily account values and unit values. Such IVR shall be designed, implemented and maintained in accordance with standards of the insurance industry for customer information access, with such standards including protections assuring: (a) the security of the IVR and of individual policyholder information, and (b) the privacy of and limited access to, the policyholder's account and account related information (or other personal or personally identifying information). Suitable protections will include, but not be limited to, encryption and appropriate password requirements that, among other things, prevent unauthorized transactions or investment selections. Information obtained or derived from the operation of any and all portions of the IVR relating to the Policies shall not be used for any purpose other than performance of the Services under this Agreement. Further, the design, implementation and operation of the IVR shall be conducted in accordance with Applicable Law. The IVR will be available 24 hours a day, 7 days a week, other than necessary maintenance periods.

27. SCHEDULE OF PRINTING AND MAILING ARRANGEMENTS. The Company shall provide Service Provider within 30 days of the date of this Agreement a schedule setting forth its arrangements with mutual funds that are funding vehicles for the Contracts with regard to printing and mailing underlying mutual fund prospectuses and annual and semiannual reports. In particular, the schedule shall set forth the following: (1) a contact person(s) with each mutual fund organization for underlying mutual fund prospectuses and annual and semiannual reports; (2) whether Company or the mutual fund organization is responsible for printing and mailing mutual fund prospectuses and annual and semiannual reports to existing owners of the Policies; (3) whether Company or the mutual fund organization bears the cost of printing and mailing mutual fund prospectuses and annual and semiannual reports to such owners.

28. P.O. BOX CHANGES. Company shall obtain Service Provider's written approval prior to closing the following P.O. Boxes: PO Box 2291, PO Box 8430, and PO Box 3664.

29. 800 NUMBERS. Company shall transfer the following 800 numbers used in servicing the Policies to Service Provider effective on the Service Commencement Date 800-238-9354 and 800-494-0067.

                                   SCHEDULE 1

                          CERTAIN PERFORMANCE STANDARDS

                        Task                                          Performance Standard
                        ----                                          --------------------
Mailing Standards:

     -    Sending out requested forms                  -    Mailed within 2 Business Days of request

     -    Sending out Policyholder Annual Reports      -    As required by Applicable Law

     -    Commission Checks                            -    Mailed same day as produced and within 2
                                                            Business Days of the 15th and the last
     -    Confirmation statements and checks                day of each month.

     -    Statements of Account                        -    Mailed within 5 Business Days of the
                                                            related financial transaction

                                                       -    Mailed by the 10th Business Day of the
                                                            following month

Phone Standards:

     -    Answer time                                  -    80% of calls answered within 30 seconds

     -    Average hold time                            -    No more than 90 seconds on a monthly
                                                            average
     -    Answering policyholder phone inquiries
                                                       -    One (1) Business Day of receipt of
                                                            request

Processing Standards:

     -    Average time to process non-financial        -    Five (5) Business Days from receipt of
          changes such as address, beneficiary, and         request
          payment mode
                                                       -    Same Business Day if received, in good
     -    Average time to process financial changes         order, prior to the close of regular
          such as transfers, withdrawals, and               trading hours on the New York Stock
          automatic rebalancing                             Exchange (normally 4:00 p.m. EST). Next
                                                            Business Day if received after New York
     -    Average time for decisions on underwriting        Stock Exchange close
          requests
                                                       -    Five (5) Business Days from receipt of
     -    Average time for decisions on death claims        request

                                                       -    As required by Applicable Law

Compliance Standards:

     -    Regulatory Complaint from Regulator          -    Copy of complaint to Company within 2
                                                            Business Days
     -    Producer Incident
                                                       -    Copy of incident to Company within 2
     -    Correspondence directed to Company's              Business Days

                                                       -    Forwarded to Company within 2 Business

          Executive Officers or Board                       Days of Service Provider receipt

     -    Copy of Service Provider's response          -    Submitted to Company within 10-15
          related to regulatory complaints and              Business Days of Service Provider
          executive correspondence                          receipt, unless additional time has been
                                                            requested
     -    Information involving every written and
          documented verbal complaint that primarily   -    Submitted to Company within two Business
          expresses a grievance                             Days

                                   SCHEDULE 2

                 PAYMENTS TO COMPANY'S AFFILIATED BROKER/DEALER

UP FRONT COMMISSIONS. The rate of commissions paid on Purchase Payments made with respect to each particular Annuity Contract or Life Insurance Contract is based on the issue age of the Owner (or of the Annuitant if the Contract is owned by a non-natural person) as set forth in the tables below.

                        Ultrannuity Series V and Series I

                         ISSUE AGE OF   PURCHASE
                             OWNER      PAYMENTS   TRAIL
                         ------------   --------   -----
                              0-55        6.00%    0 bps
                             56-75        5.50%    0 bps
                             76-80        4.00%    0 bps

                               Ultra Variable Life

                           CONTRACT   PURCHASE
                             YEAR     PAYMENTS   TRAIL
                           --------   --------   -----
                               1        4.00%    0 bps
                               2        3.80%    0 bps
                               3        3.20%    0 bps
                               4        2.56%    0 bps
                               5        2.40%    0 bps
                               6        2.12%    0 bps
                               7        1.80%    0 bps
                               8        1.76%    0 bps
                               9        1.68%    0 bps
                              10        1.56%    0 bps
                              11+       1.56%    0 bps


                                       39